EXHIBIT 10.34

CONTRACT FOR INDEPENDENT DIRECTOR

FOR COACH INDUSTRIES GROUP, INC.

THIS AGREEMENT is made and entered into this 1st day of February 2006, by and between Steven Rothman (hereinafter referred to as “ DIRECTOR”) and, COACH Industries Group, Inc., a Nevada corporation, (hereinafter referred to as “CIGI”) being represented herein by Francis O’Donnell, its Chairman and Chief Executive Officer, pursuant to a Board of Director Resolution, duly adopted, attached hereto and made a part hereof by reference:

WHEREAS, CIGI desires that DIRECTOR acts as an independent director for CIGI; and

WHEREAS, CIGI desires that DIRECTOR acts as Chairman of the Finance/Investment Committee of the Board of Directors for CIGI; and

WHEREAS, DIRECTOR agrees to serve as an independent director for CIGI; and

WHEREAS, CIGI does hereby nominate, authorize and appoint DIRECTOR, to act as the Nominee Director of CIGI, and DIRECTOR agrees to accept such appointment under the following terms and conditions.

NOW THEREFORE: DIRECTOR and CIGI agree as follows:

A. Term: That DIRECTOR shall act as Nominee Director on behalf of CIGI for a period of one year, commencing upon the date of the execution of this Agreement and continuing until the anniversary date of this Agreement. This Agreement may be renewed or extended by the adoption of a Shareholder Resolution, adopted by a majority of the shareholders of CIGI and presented in writing, to DIRECTOR, (i) within thirty (30) days of the expiration of the original term of this Agreement, (ii) by vote of a majority of the shareholders in an annual meeting of CIGI; or (iii) or any extensions thereof.

B. Compensation: CIGI hereby agrees to pay DIRECTOR a base fee of Twelve Thousand ($12,000.00) United States Dollars for its services as Nominee Director for the initial one year term of this Agreement. In addition, DIRECTOR shall receive:

•	$1,000 per Board of Director meeting fee

•	$1,000 per committee meeting for chaired committee meetings

•	$500 per committee meeting as a participant

•	50,000 option to purchase the common stock of the CIGI.

C. Duties: The services to be performed by DIRECTOR shall include, but are not limited to the following;

1.	to review all governmental & regulatory filings and reports on a timely basis;

2.	to monitor, banking and financial accounts and activities;

3.	to exercise discretionary authority under parameters described and defined by CIGI, which may be required from time to time;

4.	to perform any lawful, extraordinary activities as required by CIGI from time to time, and;

5.	to undertake any other reasonable action to ensure legal and sound operation of CIGI

D. Warranties: DIRECTOR fully warrants the confidentiality and actions of its affiliates in conjunction with its services as a Nominee Director of CIGI. Further, the Directors, Officers, and shareholders of CIGI agree to hold harmless and indemnify the Nominee Director for all actions undertaken on behalf of CIGI in conjunction with this Agreement for services, save for actions of fraud and deceit.

E. Director Meeting and Annual Minutes: CIGI acknowledges and agrees to provide DIRECTOR with completed minutes of any Board meeting not attended by DIRECTOR and the annual meeting minutes within fifteen (15) days of the anniversary date.

F. Integration: The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreement other than those herein expressed.

G. Entire Agreement: This Agreement embodies the entire agreement and understanding of the parties hereto and unless expressly stated herein, there are no further or other agreements, written or oral, in effect between the parties hereto relating to the subject matter of this Agreement

H. Modification only in Writing This instrument and the agreements contained herein may be amended or modified only by written document, form time to time and signed by the party to be charged.

I. No Relationship Created: Nothing herein shall be deemed or construed to create a partnership, trust or joint venture between the parties hereto. The parties hereto agree (i) that DIRECTOR is neither an agent nor an employee of CIGI and may not be construed as such by reason of this Agreement and (ii) that CIGI is not an agent or employee of DIRECTOR.

J. Supplementary Instruments: CIGI shall, upon request of DIRECTOR, duly execute and deliver to DIRECTOR any instruments or documents and do all things which are required by counsel to DIRECTOR to carry into effect the provisions of this Agreement, including, but not limited to, the execution of separate endorsements, assignments, releases and powers of attorney.

K. Notices: All notices, requests, demands or other communications hereunder shall be in writing and shall be delivered in person or by United States Mail, certified or registered, with return receipt requested, or otherwise actually delivered.

If to DIRECTOR, to: Steven H. Rothman

c/o SCR Consulting, LLC

49 Roberts Road

New City, N.Y. 10956

If to CIGI, to:	Francis O’Donnell
Chairman
Coach Industries Group, Inc
12330 SW 53rd Street
Suite 704
Cooper City, FL 33330

or such other addresses as the parties hereto have furnished in writing per the terms of this Agreement.

L. Severability: Whenever possible, each provision of this Agreement shall be incorporated in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

M. Assignability: This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. CIGI shall not assign this Agreement nor any rights hereunder, without limitation, without the prior express written consent of DIRECTOR. CIGI shall not delegate any duty hereunder, without limitation, without the prior written consent of DIRECTOR.

N. Attorney Fees and Costs: Should any party hereto institute legal proceedings to interpret or enforce any term or provision hereof, then the prevailing party in such action or proceeding shall be entitled to collect from the losing party all costs and expenses incurred in connection with or as a result thereof, including, but not limited to, reasonable attorney’s fees.

O. Survival: All representations, warranties, covenants and agreements herein contained on the part of CIGI shall survive the termination of this Agreement and shall be effective until the obligations provided for hereunder are paid and performed in full, or longer, as expressly provided herein.

P. Governing Law and Venue: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law provisions. The parties hereto have elected the Courts of Broward County, Florida as the proper venue for any claims.

Q. Reliance: All covenants, agreements, representations and warranties made herein by CIGI shall, notwithstanding any investigation by DIRECTOR, be deemed to be material to and to have been relied upon by DIRECTOR and shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF: Each party has caused this Agreement, consisting of four (4) pages, to be executed in its corporate name, on its behalf, by its proper officers, duly authorized, on the day and date set forth above.

CIGI

Per:	Per:

/s/ Steven H. Rothman	/s/ Francis O’Donnell
[Nominee Director]	CIGI